Filed Pursuant to Rule 424(b)(2)
Registration No. 333-233663

The information in this preliminary Pricing Supplement is not complete and may be changed. This preliminary Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated February 19, 2020

PRICING SUPPLEMENT dated , 2020 (To ETF Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019 and Prospectus dated December 16, 2019)

Canadian Imperial Bank of Commerce
$
Senior Global Medium-Term Notes
Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second scheduled business day after the determination date) is based on the performance of the iShares® MSCI Emerging Markets ETF (the “underlier”) as measured from the trade date to and including the determination date (expected to be between 17 and 20 months after the trade date). The return on your notes is linked to the performance of the underlier, and not to that of the MSCI Emerging Markets Index (the “underlying index”) on which the underlier is based. The underlier follows a strategy of “representative sampling”, which means the underlier’s holdings are not the same as those of the underlying index. The performance of the underlier may significantly diverge from that of the underlying index. If the final underlier level on the determination date is greater than the initial underlier level (set on the trade date and may be higher or lower than the actual closing price of the underlier on that date), the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,143.70 and $1,168.45 for each $1,000 face amount of your notes). If the final underlier level declines by up to 12.50% from the initial underlier level, you will receive the face amount of your notes. If the final underlier level declines by more than 12.50% from the initial underlier level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the underlier return is positive (i.e. the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the underlier return, subject to the maximum settlement amount;

•                  if the underlier return is zero or negative but not below -12.50% (i.e. the final underlier level is equal to the initial underlier level or is less than the initial underlier level, but not by more than 12.50%), $1,000; or

•                  if the underlier return is negative and is below -12.50% (i.e. the final underlier level is less than the initial underlier level by more than 12.50%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1429 times (b) the sum of the underlier return plus 12.50% times (c) $1,000.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” beginning on page PRS-10 of this Pricing Supplement and “Risk Factors” beginning on page S-1 of the accompanying Underlying Supplement.

Our estimated value of the notes on the trade date, based on our internal pricing models, is expected to be between $967.50 and $987.50 per note. The estimated value is expected to be less than the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000.00	100.00%	0.00%	100.00%
Total	$	$	$	$

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will not be listed on any U.S. securities exchange or interdealer quotation system.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially.  We may decide to sell additional notes after the trade date, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

CIBC World Markets Corp. or one of our other affiliates may use this Pricing Supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about   , 2020 against payment in immediately available funds.

CIBC World Markets

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated December 16, 2019 (the “Prospectus”), the Prospectus Supplement dated December 16, 2019 (the “Prospectus Supplement”) and  the ETF Underlying Supplement dated December 16, 2019 (the “Underlying Supplement”), each relating to our Senior Global Medium-Term Notes, for additional information about the notes. Information in this Pricing Supplement supersedes information in the accompanying Underlying Supplement, Prospectus Supplement and Prospectus to the extent it is different from that information. Certain terms used but not defined herein have the meanings set forth in the accompanying Underlying Supplement, Prospectus Supplement or Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement nor the accompanying Underlying Supplement, Prospectus Supplement or Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the accompanying Underlying Supplement, Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Underlying Supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073069/a19-25016_13424b2.htm

•                  Prospectus Supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•                  Prospectus dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

PRS-1

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

 INVESTMENT THESIS

You should be willing to forgo:

●              gains greater than a maximum settlement amount of between 114.370% and 116.845% of the face amount in exchange for (i) 1.5x leveraged upside participation if the underlier return is positive and (ii) a buffer against loss of principal in the event of a decline of up to 12.50% in the final underlier level relative to the initial underlier level; and

●              interest payments and be willing to risk losing your entire investment for the potential to earn 150.00% of any positive underlier return up to a maximum settlement amount of between 114.370% and 116.845% of the face amount.

Your maximum return on your notes will not be greater than between 14.370% and 16.845%, and you could lose all or a substantial portion of your investment if the underlier return is less than -12.50%.

 DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 face amount, the investor will receive (in each case as a percentage of the face amount):

●              if the final underlier level is greater than 100.00% of the initial underlier level, 100.00% plus 150.00% times the underlier return, subject to a maximum settlement amount of between 114.370% and 116.845%;

●              if the final underlier level is between 87.50% and 100.00% of the initial underlier level, 100.00%; or

●              if the final underlier level is less than 87.50% of the initial underlier level, 100.00% minus approximately 1.1429% for every 1.00% that the final underlier level has declined below 87.50% of the initial underlier level.

If the final underlier level declines by more than 12.50% from the initial underlier level, the return on the notes will be negative and the investor could lose their entire investment in the notes.

 KEY TERMS

Issuer:	Canadian Imperial Bank of Commerce
Underlier:	The iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”)
Face Amount:	$ in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	, 2020
Settlement Date:	Expected to be the fifth scheduled business day following the trade date
Determination Date:	Expected to be between 17 and 20 months following the trade date
Stated Maturity Date:	Expected to be the second scheduled business day following the determination date
Initial Underlier Level:	To be determined on the trade date
Final Underlier Level:	The closing price of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Upside Participation Rate:	150.00%
Buffer Level:	87.50% of the initial underlier level (equal to a -12.50% underlier return)
Buffer Amount:	12.50%
Buffer Rate:	The quotient of the initial underlier level divided by the buffer level, which equals approximately 114.29%
Maximum Settlement Amount:	Expected to be between $1,143.70 and $1,168.45 per note
Cap Level:	Expected to be between 109.58% and 111.23% of the initial underlier level
CUSIP/ISIN:	13605WVX6 / US13605WVX63

PRS-2

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

 HYPOTHETICAL PAYMENT AT MATURITY*

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	114.370%
140.000%	114.370%
120.000%	114.370%
115.000%	114.370%
110.000%	114.370%
109.580%	114.370%
105.000%	107.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
87.500%	100.000%
80.000%	91.429%
70.000%	80.000%
50.000%	57.143%
25.000%	28.571%
0.000%	0.000%

* Assumes a cap level set at the bottom of the cap level range (between 109.58% and 111.23% of the initial underlier level)

 RISKS

Investing in the notes involves significant risks. Please read the section entitled “Additional Risk Factors Specific to Your Notes” in this Pricing Supplement as well as the risks and considerations described under “Risk Factors” in the accompanying Underlying Supplement, Prospectus Supplement and Prospectus.

PRS-3

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

SUMMARY INFORMATION

We refer to the notes we are offering by this Pricing Supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Terms used but not defined in this Pricing Supplement have the meanings set forth in the accompanying Underlying Supplement, Prospectus Supplement or Prospectus. This section is meant as a summary and should be read in conjunction with the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. This Pricing Supplement supersedes any conflicting provisions of the documents listed above.

Key Terms

Issuer: Canadian Imperial Bank of Commerce

Underlier: the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”)

Underlying index: the MSCI Emerging Markets Index (Bloomberg symbol, “MXEF Index”)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $      in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the trade date

Minimum Investment: $1,000 (one note)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this Pricing Supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;

•                  if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

•                  if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000.

Initial underlier level (set on the trade date and may be higher or lower than the actual closing price of the underlier on that date):  subject to adjustments as described under “Certain Terms of the Notes — Anti-Dilution Adjustments” beginning on page S-54 of the accompanying Underlying Supplement.

Final underlier level: the closing price of the underlier on the determination date

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a positive or negative percentage

Upside participation rate: 150.00%

Cap level (set on the trade date): expected to be between 109.58% and 111.23% of the initial underlier level

Maximum settlement amount (set on the trade date): expected to be between $1,143.70 and $1,168.45 per note

Buffer level: 87.50% of the initial underlier level

Buffer amount: 12.50%

PRS-4

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

Buffer rate: the quotient of the initial underlier level divided by the buffer level, which equals approximately 114.29%

Trade date:        , 2020

Original issue date (settlement date) (set on the trade date): expected to be the fifth scheduled business day following the trade date

Determination date (set on the trade date): a specified date that is expected to be between 17 and 20 months following the trade date, subject to adjustment as described under “Certain Terms of the Notes—Valuation Dates” in the accompanying Underlying Supplement.

Stated maturity date (set on the trade date): a specified date that is expected to be the second scheduled business day following the determination date, subject to adjustment as described under “Certain Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Underlying Supplement.

Closing price: as described under “Certain Terms of the Notes — Certain Definitions — Closing Price” in the accompanying Underlying Supplement.

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent: Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you

CUSIP/ISIN: 13605WVX6 / US13605WVX63

PRS-5

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

Supplemental Terms of the Notes

For purposes of the notes offered by this Pricing Supplement, all references to each of the following terms used in the accompanying Underlying Supplement will be deemed to refer to the corresponding term used in this Pricing Supplement, as set forth in the table below:

ETF Underlying Supplement Term	Pricing Supplement Term
Final Valuation Date	determination date
maturity date	stated maturity date
principal amount	face amount
Reference Asset	underlier
Reference Sponsor	underlier sponsor
Initial Price	initial underlier level

PRS-6

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier prices on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by CIBC) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement and “The Bank’s Estimated Value of the Notes” in this Pricing Supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	150.00%
Cap level	109.58% of the initial underlier level
Maximum settlement amount	$1,143.70 per note
Buffer level	87.50% of the initial underlier level
Buffer rate	Approximately 114.29%
Buffer amount	12.50%

•                  Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

•                  No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

•                  Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the cash settlement amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date and may be higher or lower than the actual closing price of the underlier on that date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the cash settlement amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this Pricing Supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Prices of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

PRS-7

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	114.370%
140.000%	114.370%
120.000%	114.370%
115.000%	114.370%
110.000%	114.370%
109.580%	114.370%
105.000%	107.500%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
87.500%	100.000%
80.000%	91.429%
70.000%	80.000%
50.000%	57.143%
25.000%	28.571%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 28.571% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 71.429% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose your entire investment in the notes. In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 114.370% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 109.580% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 87.500% (the section left of the 87.500% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of greater than or equal to 109.580% (the section right of the 109.580% marker on the horizontal axis) would result in a capped return on your investment.

PRS-8

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors— The market value of the notes will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying Underlying Supplement.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this Pricing Supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, the cap level and the maximum settlement amount, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

PRS-9

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying Prospectus, Prospectus Supplement and Underlying Supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks held by the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying Prospectus and Prospectus Supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” in the accompanying Prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing price of the underlier on the determination date (subject to adjustment as described in the accompanying Underlying Supplement). Therefore, if the closing price of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing price of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing price of the underlier at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date (which could be higher or lower than the actual closing price of the underlier on that date) to the closing price on the determination date. If the final underlier level is less than the buffer level, you will lose, for each $1,000 of the face amount of your notes, an amount equal to the product of (i) the buffer rate times (ii) the sum of the underlier return plus the buffer amount times (iii) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive significantly less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect A Trading Market For the Notes to Develop

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although

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CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to the stated maturity date. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to the stated maturity date.

The Historical Performance of the Underlier Should Not Be Taken as an Indication of Its Future Performance

The final level of the underlier will determine the amount to be paid on the notes at maturity. The historical performance of the underlier does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the level of the underlier will rise or fall during the term of the notes. The level of the underlier will be influenced by complex and interrelated political, economic, financial and other factors.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or the Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned the shares of the underlier and received the distributions paid on the shares of the underlier. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underlier. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock

Investing in the notes will not make you a holder of any shares of the underlier or any underlier stocks. Neither you nor any other holder or owner of the notes will have any rights with respect to the underlier or the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier or the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or the underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the trade date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this Pricing Supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Policies of the Underlier’s Investment Advisor, BlackRock Fund Advisors, and MSCI, the Sponsor of The Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier’s investment advisor, BlackRock Fund Advisors (“BFA,” or the “underlier investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier investment advisor concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting the underlying index are reflected in the underlier that could affect the market price of the shares of the underlier, and

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therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the underlier investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the underlier investment advisor discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Canadian Imperial Bank of Commerce — may determine the closing price of the underlier on the determination date — and thus the amount payable on the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing underlier price on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement.

In addition, MSCI (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the underlier and, therefore, the amount payable on your notes and their market value.

There Are Risks Associated with the Underlier

Although the underlier’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier investment advisor may select up to 10% of the underlier’s assets to be invested in shares of equity securities that are not included in the underlying index. The underlier is also not actively managed and may be affected by a general decline in market segments relating to the underlying index. The underlier investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits. The underlier investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, under continuous listing standards adopted by the NYSE Arca, the underlier will be required to confirm on an ongoing basis that the components of the underlying index satisfy the applicable listing requirements.  In the event that its underlying index does not comply with the applicable listing requirements, the underlier would be required to rectify such non-compliance by requesting that the underlying index sponsor modify such underlying index, adopting a new underlying index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the underlying index sponsor would so modify the underlying index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the underlier being delisted by the NYSE Arca.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable at maturity of the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlier has occurred. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. See “Certain Terms of the Notes — Role of the Calculation Agent” in the accompanying Underlying Supplement.

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The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price Is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude the cost of hedging our obligations under the notes that is included in the original issue price. The cost of hedging includes the projected profit that we, our affiliates or any third-party who may conduct hedging activities related to the notes, including any dealer in the notes, may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed the Bank’s estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The Bank’s estimated value of the notes is determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which CIBCWM or any other person would be willing to buy notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

We Cannot Control Actions By Any of the Unaffiliated Companies Whose Securities Are Included in the Underlier

Actions by any company whose securities are included in the underlier may have an adverse effect on the price of its security, the final underlier level and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the cash settlement amount to be paid to you at maturity.

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We and Our Respective Affiliates Have No Affiliation with the Underlier Sponsor and Have Not Independently Verified Its Public Disclosure of Information

We and our respective affiliates are not affiliated in any way with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlier. We have derived the information about the underlier sponsor and the underlier contained herein from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the underlier and the underlier sponsor. The underlier sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

The Performance of the Underlier May Not Correlate With the Performance of Its Underlying Index as Well as the Net Asset Value Per Share of the Underlier, Especially During Periods of Market Volatility.

Although the underlier is designed to track the performance of its underlying index, the performance of the underlier and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the underlier may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the underlier not holding all or substantially all of the underlying assets included in the underlying index and/or holding assets that are not included in the underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the underlier, differences in trading hours between the underlier (or the underlying assets held by the underlier) and the underlying index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of the underlier are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the underlier may differ from its net asset value per share; shares of the underlier may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of shares of the underlier may vary substantially from the net asset value per share of the underlier.

For the foregoing reasons, the performance of the underlier may not match the performance of its underlying index over the same period. Because of this variance, the return on the notes, to the extent dependent on the performance of the underlier, may not be the same as an investment directly in the securities, commodities, or other assets included in the underlying index or the same as a debt security with a return linked to the performance of the underlying index.

The Notes are Subject to Currency Exchange Rate Risk

The underlier invests in underlier constituents that are traded and quoted in non-U.S. currencies in non-U.S. markets and converted into U.S. dollars by the underlier’s investment adviser for purposes of calculating the closing price of the underlier. Therefore, holders of the notes will be exposed to currency exchange rate risk with respect to the currencies in which such underlier constituents trade. The values of the currencies of the countries in which the underlier may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlier constituent in the portfolio of the underlier. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlier constituents will be adversely affected and the value of, and any amount payable on, the notes may decrease.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we

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cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

The Notes are Subject to Non-U.S. Securities Market Risk

The notes are linked to shares of an underlier that has non-U.S. securities as underlier constituents and,

therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities and non-U.S. futures markets may be more volatile than U.S. securities and futures markets, and market developments may affect non-U.S. markets differently from U.S. securities and futures markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect market prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Similarly, regulations of the Commodities Futures Trading Commission generally do not apply to trading on non-U.S. futures exchanges, and trading on those non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges. Securities and futures prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities and non-U.S. futures markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Notes are Subject to Emerging Markets Risk

The notes are linked to shares of an underlier that has emerging markets securities as underlier constituents and, therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the notes are susceptible, before making a decision to invest in the notes.

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  See “Certain U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should

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review carefully the section of the accompanying Underlying Supplement entitled “Certain U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this Pricing Supplement entitled “Certain Canadian Federal Income Tax Considerations” as well as the section entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus. You should consult your tax advisor with respect to your own particular situation.

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THE UNDERLIER

The underlier seeks to track the investment results of the MSCI Emerging Markets Index, which is composed of large- and mid-capitalization emerging market equities. The shares of the underlier are listed and trade on the NYSE Arca under the ticker symbol “EEM.”

As of January 31, 2020, the underlying index offers a representation of emerging markets based on the following 26 emerging market countries: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates.

Information filed by the underlier with the SEC pursuant to the Securities Exchange Act of 1934 and the Investment Company Act can be located by reference to the SEC file numbers 033-97598 and 811-09102, respectively on the SEC’s website at http://www.sec.gov.

In addition, information may be obtained from other publicly available sources including, but not limited to, the Investment Adviser’s website (including information regarding (i) fees paid to the Investment Adviser, (ii) returns of the underlier and the underlying index for certain periods, (iii) the underlier’s and the underlying index’s top constituents and their respective weightings, (iv) the underlier’s industry/sector weightings and (v) underlier’s country weightings). We are not incorporating by reference into this document the website or any material it includes. Neither we nor any of our affiliates make any representation that such publicly available information regarding the underlier is accurate or complete.

See “Reference Sponsors and Fund Descriptions—The iShares® MSCI Emerging Markets ETF” beginning on page S-22 of the accompanying underlying supplement for additional information about the underlier.

Historical Closing Prices of the Underlier

The closing price of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing price of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing prices shown below.

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The graph below shows the daily historical closing prices of the underlier from February 14, 2010 through February 14, 2020. We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

Source: Bloomberg

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” in this Pricing Supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this Pricing Supplement.

The Bank’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, the Bank expects to agree to sell to CIBCWM, and CIBCWM expects to agree to purchase from the Bank, the aggregate face amount of the offered notes specified on the front cover of this Pricing Supplement. CIBCWM proposes initially to offer the notes to the public at the price to public set forth on the cover page of this Pricing Supplement, and to certain unaffiliated securities dealers at such price.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the notes against payment therefor in New York, New York on     , 2020, which is expected to be the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this Pricing Supplement in the initial sale of the notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this Pricing Supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this Pricing Supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the original issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes.

PRS-20

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying Underlying Supplement, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain.  No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes.  In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts.  Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes.  If this treatment is respected, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes.  Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

The expected characterization of the notes is not binding on the IRS or the courts.  It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying Underlying Supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss.  For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the accompanying Underlying Supplement.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

While the matter is not entirely clear, since the underlier is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), a “Section 1260 Financial Asset”), there exists a substantial risk that an investment in the notes is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized in respect of a note will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain in respect of the note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain you recognized in respect of the note and attributable to the Section 1260 Financial Asset, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) you would have had if you had acquired an amount of the corresponding Section 1260 Financial Asset at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the Section 1260 Financial Asset and sold such Section 1260 Financial Asset upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. You should consult your own tax advisor regarding the potential application of Section 1260 of the Code to an investment in the note.

We will not attempt to ascertain whether the underlier or any of the entities whose stock is owned by the underlier would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the underlier or one or more of the entities whose stock is owned by the underlier were so treated, certain adverse U.S. federal income tax

PRS-21

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

consequences might apply. You should refer to information filed with the SEC and other authorities by the underlier and the entities whose stock is owned by the underlier and consult your tax advisor regarding the possible consequences to you if the underlier or one or more of the entities whose stock is owned by the underlier is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlier or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlier or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PRS-22

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this Pricing Supplement and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder.  Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-23

Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement or the accompanying Underlying Supplement, Prospectus Supplement or Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither this Pricing Supplement nor the accompanying Underlying Supplement, Prospectus Supplement or Prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Pricing Supplement and the accompanying Underlying Supplement, Prospectus Supplement and Prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

Page
About this Pricing Supplement	PRS-1
Summary Information	PRS-4
Supplemental Terms of the Notes	PRS-6
Hypothetical Examples	PRS-7
Additional Risk Factors Specific to Your Notes	PRS-10
The Underlier	PRS-17
The Bank’s Estimated Value of the Notes	PRS-19
Supplemental Plan of Distribution (Conflicts of Interest)	PRS-20
Certain United States Federal Income Tax Considerations	PRS-21
Certain Canadian Federal Income Tax Considerations	PRS-23

ETF Underlying Supplement dated December 16, 2019

Risk Factors	S-1
Use of Proceeds and Hedging	S-12
Reference Sponsors and Fund Descriptions	S-13
The Invesco QQQ TrustSM, Series 1	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-18
The iShares® MSCI Brazil ETF	S-20
The iShares® MSCI EAFE ETF	S-22
The iShares® MSCI Emerging Markets ETF	S-25
The iShares® MSCI Mexico ETF	S-26
The iShares® Russell 2000 ETF	S-28
The iShares® Transportation Average ETF	S-31
The iShares® U.S. Real Estate ETF	S-33
The Select Sector SPDR® Funds	S-34
The SPDR® Dow Jones® Industrial Average ETF Trust	S-38
The SPDR® S&P 500® ETF Trust	S-40
The SPDR® S&P Midcap 400® ETF Trust	S-42
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-43
The VanEck Vectors® Gold Miners ETF	S-46
The VanEck Vectors® Oil Services ETF	S-48
The WisdomTree® Japan Hedged Equity Fund	S-49
Certain Terms of the Notes	S-52
The Bank’s Estimated Value of the Notes	S-59
Material Canadian Federal Income Tax Consequences	S-60
Certain U.S. Federal Income Tax Consequences	S-60

Prospectus Supplement dated December 16, 2019

About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-11
Description of the Notes We May Offer	S-12
Supplemental Plan of Distribution (Conflicts of Interest)	S-31

Prospectus dated December 16, 2019

About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iii
Canadian Imperial Bank of Commerce	iii
Risk Factors	1
Use of Proceeds	1
Description of Senior Debt Securities	1
Material Income Tax Consequences	23
Plan of Distribution	31
Certain U.S. Benefit Plan Investor Considerations	34
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	35
Validity of Securities	36
Experts	36

PRS-24

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Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Capped Leveraged Buffered iShares® MSCI Emerging Markets ETF-Linked Notes due

CIBC World Markets